Exhibit 99

FOR IMMEDIATE RELEASE

September 3, 2013

Contacts: (Analysts) Kris Wenker (763) 764-2607

(Media) Kirstie Foster (763) 764-6364

GENERAL MILLS REAFFIRMS FISCAL 2014 EARNINGS GUIDANCE

MINNEAPOLIS, MINN.-— In remarks today at the Barclays Back-to-school Conference in Boston, General Mills (NYSE: GIS) discussed its long-term growth prospects and reaffirmed its key financial targets for the fiscal year ending May 2014. This includes targeted fiscal 2014 adjusted diluted earnings per share of $2.87 — $2.90. General Mills also commented on the 2014 first quarter (to be reported on September 18, 2013). The company expects net sales growth in the quarter ended August 25, 2013 will include good contributions from new products and three months of incremental contribution from Yoplait Canada and Yoki in Brazil. First quarter gross margin is expected to be lower, reflecting input cost inflation and the change in business mix. First quarter segment operating profit is expected to grow despite a foreign exchange headwind and higher levels of advertising and media investment. General Mills’ complete presentation can be accessed on the company’s website: www.generalmills.com through September 10, 2013.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.